EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report on the financial statements as of December 31, 2005 and for the preceding two years then ended, of Asia Global Holdings Corp. (formerly known as BonusAmerica Worldwide wide Corp.) dated April 19, 2006, except for Note 11 which is dated as of September 11, 2006, in this Form S-8 Registration Statement and the related Prospectus for the registration of 25,000,000 shares of its common stock.

Clancy and Co. P.L.L.C.
Certified Public Accountants and Consultants

Scottsdale, Arizona
October 26, 2006